Exhibit 99

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807
Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230
Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Sally Blount Appointed Independent Director

Bolingbrook, IL – December 6,  2017 – Ulta Beauty, Inc. (NASDAQ:ULTA) today announced that Sally Blount, Dean of the  Kellogg School of Management at Northwestern University, has been appointed to its Board of Directors effective December 6, 2017.

Ms. Blount joins the Ulta Beauty board with more than 25 years of experience in business education.  She was named Dean of the Kellogg School in 2010.  She previously was an educator at the undergraduate, MBA, doctoral and executive levels at the Stern School of Business at New York University and the Booth School of Business at the University of Chicago.  Early in her career, she served as Director of Finance and Planning at Eva Maddox Associates and Associate Consultant at the Boston Consulting Group.

Ms. Blount currently serves as a member of the Board of Directors of Abbott Laboratories and the Joyce Foundation. She also is a member of the advisory board for the Aspen Institute’s Business and Society Program and the Archdiocese of Chicago Finance Council.

Ms. Blount received a Ph.D. and an M.S from Northwestern University’s Kellogg School, and a B.S.E. from Princeton University.

“We are delighted to welcome Sally to Ulta Beauty’s Board of Directors,” said Mary Dillon, Chief Executive Officer.  “She is an internationally recognized thought leader in management, negotiation and behavioral decision-making.  Her expertise in organizational behavior, finance and governance will be of great value to Ulta Beauty as we execute our strategies to drive long term shareholder value.”

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services.  Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place.™  The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label.  Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services.  Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program.  As of October 28, 2017, Ulta Beauty operates 1,058 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content.  For more information, visit www.ulta.com.